                                                                     EXHIBIT 2.3

                        UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF COLORADO


IN RE:                                    )
                                          )
ATLAS CORPORATION,                        )   Case No. 98-23331 DEC
a Delaware corporation                    )   Chapter 11
EIN #: 15-5503312                         )
                                          )
ATLAS GOLD MINING INC., a Nevada Corp.    )   Case No. 99-10889 DEC
EIN #:84-1023843                          )   Chapter 11
                                          )
ATLAS PRECIOUS METALS INC., a Nevada      )   Case No. 99-10890 SBB
Corp., EIN #: 87-0400332                  )   Chapter 11
                                          )
                            Debtors.      )   (Jointly Administered Under
                                          )   Case No. 98-23331 DEC)

--------------------------------------------------------------------------------

               REVISED SECOND AMENDED PLAN OF REORGANIZATION OF
                            ATLAS GOLD MINING INC.

--------------------------------------------------------------------------------

     Atlas Gold Mining Inc., Debtor in Possession, ("AGMI") by and through its counsel Sender & Wasserman, P.C., proposes this Second Amended Plan of Reorganization pursuant to 11 U.S.C. (S) 1121(a) (hereinafter referred to as the "AGMI Plan"):

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     All capitalized terms used herein shall have the respective meanings set forth below or as otherwise assigned in the Plan. All other terms shall have the meanings assigned to such terms in the Bankruptcy Code or the Bankruptcy Rules, or if none, by common usage.

     1.1   "ACSTAR" shall mean ACSTAR Insurance Company. ACSTAR has issued bonds
           --------
to secure the Moab Cleanup Obligation and the Other Cleanup Obligations of Atlas and certain of its subsidiaries.

     1.2   "ACSTAR Bonds" shall mean Bond #6149 for the Carter Raymond Property,
           --------------
Bond #6039, #6876 and Bond #6907 for the Grassy Mountain property, Bonds #5659, #5660 and #5661 for the Gold Bar property, and any other bonds issued by ACSTAR for the benefit of Atlas, AGMI or APMI, except those bonds defined as the ACSTAR Moab Bonds, having a collective face amount of $1,790,000 and $5,675,000 (less approximately $189,000) held in an escrow account for the benefit of ACSTAR with Colorado State Bank as the escrow agent (the "Escrow Fund"). The security for the ACSTAR Bonds and the ACSTAR Moab Bond are cross-collateralized and represent joint and several obligations of Atlas, APMI and AGMI.

     1.3   "ACSTAR Moab Bond" shall mean Bond #5652 for the Moab Utah Site
           ------------------
Cleanup Obligations in the face amount of $6,500,000 and secured by the Escrow
Fund.    The security for the ACSTAR Bonds and the ACSTAR Moab Bond is the same and are cross-collateralized and constitute joint and several obligations of Atlas, APMI and AGMI.

     1.4   "Administrative Expense" shall mean any cost or expense of
           ------------------------
administration of Chapter 11 allowed under 11 U.S.C. (S) 503(b) of the Code.

     1.5   "Affiliate" shall mean any entity affiliated with AGMI pursuant to 11
           -----------
U.S.C. (S) 101(2).

     1.6   "AGMI" shall mean Atlas Gold Mining Inc., a Nevada corporation, the
           -----
Chapter 11 Debtor under Case No. 99-10889 DEC.

     1.7   "AGMI Plan" shall mean this Plan of Reorganization, as amended,
           -----------
submitted by the Debtor, Atlas Gold Mining Inc.

     1.8   "Allowed Claim" shall mean (a) an unsecured claim against AGMI which
           ---------------
is set forth in AGMI's schedules other than an unsecured claim against AGMI scheduled by AGMI as disputed, contingent or unliquidated; (b) an unsecured claim against AGMI which has been filed pursuant to 11 U.S.C. (S) 501, and with respect to which no objection to the allowance thereof has been interposed within sixty (60) days after the Effective Date, or as to which any objection has been determined by Final Order; provided however, that interest which would have accrued on or after January 26, 1999, shall not be a part of any Allowed Claim. Allowed Claims may include, but are not limited to, claims that arise from the rejection of executory contracts.

     1.9   "Allowed Secured Claim" shall mean an Allowed Claim secured by
           -----------------------
property of AGMI.

     1.10  "APMI" shall mean Atlas Precious Metals Inc., a Nevada corporation,
           ------
the Chapter 11 Debtor under Case No. 99-10890 SBB.

     1.11  "APMI Plan" shall mean the Plan of Reorganization, as amended,
           -----------
submitted by the Debtor, Atlas Precious Metals Inc.

     1.12  "Atlas" shall mean Atlas Corporation, a Delaware corporation, the
           -------
Chapter 11 Debtor under Case No. 98-23331 DEC.

     1.13  "Atlas Plan"  shall mean the Plan of Reorganization, as amended,
           ------------
submitted by the Debtor, Atlas.

     1.14  "Bankruptcy Case" shall mean the AGMI Chapter 11 case pending in the
           -----------------
United States Bankruptcy Court for the District of Colorado which has been jointly administered with the cases of Atlas and APMI.

     1.15  "Bankruptcy Code" or "Code" shall mean Title II of the Bankruptcy
           -----------------    ------
Reform Act of 1978, 11 U.S.C. (S)(S) 101, et seq., as amended.
                                          -- ----

     1.16  "Bar Date" shall mean April 30, 1999.
           ----------

     1.17  "Chapter 11" shall mean Chapter 11 of the Code.
           ------------

     1.18  "Claim" shall mean a claim against AGMI as defined in 11 U.S.C. (S)
           -------
101(5).

     1.19  "Confirmation" shall mean the entry by the Court of an order
           --------------
confirming the Plan in accordance with Chapter 11 of the Code.

     1.20  "Contested Claim" shall mean any Claim which has been scheduled by
           -----------------
AGMI as disputed, contingent, or unliquidated or any Claim as to which an objection to the allowance thereof has been or will be filed within sixty (60) days after the Effective Date regardless of whether the Claim was scheduled as disputed, contingent or unliquidated by the Debtor. Contested Claims shall be treated under the provisions of Article X of this Plan until allowance or disallowance of such claim has been determined by a Final Order. Contested claims include claims which AGMI believes should be objected to in whole or in
part.   Contested claims further include any claims held by creditors against whom AGMI believes actions may be brought under Sections 544, 547, 548 or 549 of the Bankruptcy Code.

     1.21  "Court" shall mean the United States District Court for the District
           -------
of Colorado in Bankruptcy.

     1.22  "Gerald E.  Davis" or "Davis" shall mean the former officer and
           -----------------------------
director of Atlas, and former officer of AGMI and APMI who was the defendant in Adversary Case No. 99-1122 MSK captioned Atlas Corporation, Atlas Gold Mining Inc., and Atlas Precious Metals, Inc. v. Gerald E. Davis.

     1.23  "Davis Collateral" shall mean that property described below in which
           ------------------
a security interest was granted in a portion of the Gold Bar property, under the Settlement Agreement between the Atlas Parties and Davis dated July 9, 1999 approved by Order of the Bankruptcy Court dated August 24, 1999:

          Section 27, T22 N-R 49 E. MDM, situated in the Roberts Mountain Mining District, Eureka County, Nevada,

          Patented Millsite Claims    Mineral Survey #   Patent #     Acres
          ------------------------    ----------------   --------     -----
          AM 108                      5005               27-89-0038   5.0
          AM 109                      5005               27-89-0038   5.0
          AM 115                      5005               27-89-0038   5.0
          AM 116                      5005               27-89-0038   5.0
          AM 117                      5005               27-89-0038   5.0

together with all of the equipment, books and records related to the above described property. The property subject to said security interests shall include the Mill Building, Mill equipment, and other fixtures in the Mill Building, including the attached refinery located on the patented Millsite claims described above.

     1.24  "Debtor" and "Debtor-in-Possession" shall mean AGMI.
           --------     ----------------------

     1.25  "Disclosure Statement"  shall mean the Amended Joint Disclosure
           -----------------------
Statement describing the Atlas Plan, the AGMI Plan and the APMI Plan, approved by the Court, and distributed to the various classes as provided in 11 U.S.C.
(S) 1125.

     1.26  "Effective Date"shall mean the first business day following thirty
           ---------------
(30) days after the date the order confirming the AGMI Plan becomes a Final
Order.

     1.27  "Escrow Fund" shall mean the $5,675,000 (less approximately $189,000)
           ------------
held in an escrow account for the benefit of ACSTAR with Colorado State Bank as the escrow agent.

     1.28  "Final Order" shall mean an order or a judgment as to which the time
           -------------
to appeal or seek review or rehearing has expired. In the event that an appeal or petition for rehearing is filed, an order or judgment shall be final unless an order enters granting a stay pending appeal or petition for rehearing.

     1.29  "Gold Bar property" shall mean the gold resource, mill facilities and
           -------------------
any other real and personal property located on the gold mining property located in Eureka County, Nevada commonly referred to as Gold Bar, owned by AGMI and APMI.

     1.30  "Insider" means any entity defined in 11 U.S.C. (S) 101(31)(B).
           ---------

     1.31  "Late Filed Claims" shall mean any claim filed in the AGMI Bankruptcy
           -------------------
Case after April 30, 1999.

     1.32  "Moab Cleanup Obligation" shall mean any obligation of Atlas under
           -------------------------
the Moab License or under any federal, state or municipal rules, regulations or statutes to pay for or perform any remediation or cleanup at the Moab Utah Site or any other location which is currently or in the past been operated or owned by Atlas.

     1.33  "Moab Land" and "Moab Utah Site" shall mean that certain real
           --------------------------------
property owned by Atlas and consisting of approximately 430 acres, located in Grand County, Utah together with all buildings, structures, improvements, appurtenances, fixtures and easements.

     1.34  "Moab License" shall mean Source Material License SUA-917.
           --------------

     1.35  "Moab Uranium Millsite Transfer Agreement" or "MUMTA" shall mean that
           ----------------------------------------------------
certain Agreement negotiated between Atlas, the Creditors Committee, the NRC, the State of Utah and ACSTAR approved by Order of the Bankruptcy Court dated June 22, 1999.

     1.36  "NRC" shall mean the Nuclear Regulatory Commission, an agency of the
           -----
federal government having jurisdiction over the Moab Utah Site.

     1.37  "Other Cleanup Obligations" shall mean any obligation of Atlas, APMI
           ---------------------------
or AGMI under any federal, state or municipal rules, regulations or statutes to pay for or perform any remediation or cleanup at any location other than the Moab Utah Site which is currently or in the past been owned or operated, including, but not limited to, the Carter Raymond, Gold Bar and Grassy Mountain properties.

     1.38  "Post-petition" shall mean anytime on or subsequent to January 26,
           ---------------
1999.

     1.39  "Pre-petition" shall mean anytime prior to January 26, 1999.
           --------------

     1.40  "Pro Rata" shall mean with respect to any claimant, the percentage
           ----------
which the Allowed Claim of a creditor bears to the sum of all Allowed Claims in the same class as such Allowed Claim.

     1.41  "Reclamation Trust" shall mean the trust to be formed pursuant to
           -------------------
paragraph 4.3 of the Atlas Plan in compliance with the consent and approval of the NRC.

     1.42  "Reclamation Trustee" shall mean the person or entity selected by the
           ---------------------
NRC with the agreement of the designated representative of Utah, prior to the Effective Date.

     1.43  "Reorganized AGMI" shall mean the reorganized Atlas Gold Mining Inc.
           -----------------
under the confirmed AGMI Plan.

     1.44  "Utah" shall mean the State of Utah.
           ------

     1.45  "Water Rights" shall mean Atlas' rights to water located at the Moab
           -------------
Land, listed as 6.3 cfs from the Colorado River, Grand County, Utah, Water Right No. 01-40, Application 30032, Certificate No. 6111 and possible water rights in the following: (a) Water Right Number 01-1121 for 31 acre-feet, a segregation application from Water Right Number 01-40; (b) Water Right Number 09-199 for 3.33 cfs in the San Juan River; (c) Water Right Number 05-982 for .015 cfs for a well in the Monticello Mining District; and (d) Water Right Number 99-32 for .004 cfs from Seep Springs (approx. 4 miles from Fry Canyon).

                                 ARTICLE II

     201  Claims.

     There are no Classes 1-39 under the AGMI Plan as Classes 1-19 have been reserved for the classes under the Atlas Plan. Classes 20-39 have been reserved for classes under the APMI Plan. Classes 40 through 59 have been reserved for classes under the AGMI Plan. The reserved classes have been implemented to avoid confusion in the discussion of the treatment of the classes under the Atlas, AGMI and APMI plans in the Disclosure Statement.

          Class 40.   Allowed Administrative Expense Claims as defined in 11
          ---------
U.S.C. (S) 503 of the Code against AGMI. All fees payable to the U.S. Trustee shall be paid in full as they become due.

          Class 41.   Any allowed unsecured and/or secured priority tax claims
          ---------
of any taxing authority, including the claims asserted by Eureka County Nevada, holding claims under 11 U.S.C. (S)507(a)(8) against AGMI.

          Class 42.   Unimpaired Claims of Holders of Unexpired Leases and
          ---------
Executory Contracts against AGMI.

          Class 43    Impaired Secured Claims of Gerald E.  Davis.
          --------

          Class 44    Unimpaired Secured Claims of Bureau of Land Management for
          --------
Cleanup obligations associated with the Gold Bar Property.

          Class 45 a. Impaired Secured Claims of ACSTAR.
          -----------

          Class 45 b. Impaired Unsecured and Administrative Claims of ACSTAR.
          -----------

          Class 46    Unimpaired Secured Claims of Norwest Bank.
          --------

          Class 47    Impaired Contingent Secured Claims of United States Fire
          --------
Insurance Company.

          Class 48.   Any unsecured creditors with allowed claims of less than
          ---------
$1,000 and any creditors holding claims in excess of $1,000 electing to accept $1,000 in full payment of their claims.

          Class 49.   Impaired Claims of General Unsecured Creditors of AGMI.
          ---------

          Class 50.   Impaired Claims held by APMI.
          ---------

          Class 51.   Impaired Claims held by any taxing authority for penalties
          ---------
not related to actual pecuniary loss.

          Class 52.   Late filed claims.
          ---------

          Class 53.   Impaired interests of common stockholders of AGMI.
          ---------


                                  ARTICLE III

                TREATMENT OF CLAIMS NOT IMPAIRED UNDER THE PLAN
                -----------------------------------------------

     301  Class 40.   Allowed Administrative Expenses pursuant to 11 U.S.C.
          ---------   -----------------------------------------------------
(S)503. Class 40 Allowed Administrative Expenses as defined by 11 U.S.C. (S)503
--------
shall be paid in cash in full on the Effective Date or shall by paid upon such other terms as may be agreed upon by AGMI and the respective holder of the claim for Administrative Expenses. All fees payable to the U.S. Trustee program shall be paid as they become due. Notwithstanding an assertion by the Class 44 and 45 claimants that their claims are entitled to priority under Section 503(b) of the Bankruptcy Code, the Class 44 and 45 claims shall be treated under Class 44 and 45 respectively of this Plan and not as Class 40 Administrative Expenses. In the event that AGMI does not have sufficient cash to pay the administrative claims in full on the Effective Date, the administrative expense claims will, with the agreement of the Claimant, be paid from the proceeds of the sale of the property at Gold Bar or at such date as AGMI has sufficient funds to pay the claim in full.

     3.2  Class 42.  Executory Contracts and Unexpired Leases.  Class 42 is
          ---------  ------------------------------------------
comprised of the claims held by parties to unexpired leases or executory contracts. AGMI, prior to the hearing on confirmation, shall file motions to assume or reject its unexpired leases and executory contracts subject to the provisions of 11 U.S.C. (S)365 and notice under Fed. R. Bankr. P. 2002 and 6006. If AGMI moves to assume the unexpired leases and executory contracts, the claims shall be treated in accordance with the order of the Court granting the assumption. Any unexpired leases or executory contracts for which a Motion to Assume has not been filed by AGMI prior to the hearing on confirmation shall be deemed rejected. Under the terms of the lease agreements, in the event that a lease is rejected, the equipment or property will be returned to the lessor, unless AGMI and the lessor otherwise agree. Any Class 42 claimant asserting a claim for damages arising from rejection of a lease shall file a proof of claim with the Bankruptcy Court by the later of the Effective Date or thirty days after entry of the Order granting the Motion to Reject or the claim shall be forever barred. The claims held by holders of rejected leases or executory contracts shall be treated as a Class 49 unsecured claim subject to the limitations of Section 502 of the Code.

     3.3  Class 44.  Unimpaired Secured Claims of Bureau of Land Management for
          ---------  ----------------------------------------------------------
Cleanup obligations associated with the Gold Bar Property.  Class 44 is
----------------------------------------------------------
comprised of the Allowed secured claims of the Bureau of Land Management for Cleanup obligations associated with the Gold Bar Property under Plan numbers N64, 92-003P, N64, 89-004P and 87-008P. The Class 44 claim is secured by Bond #5661 issued by ACSTAR, the Class 45 claimant and United States Fire Insurance Company Bond Numbers 6101757263 and 6101757189. The Class 44 claimant and the Debtor shall retain all rights, without modification, under Plan numbers N64, 92-003P; N64, 89-004P and 87-008P and Bond #5661 issued by ACSTAR, and United States Fire Insurance Company Bond Numbers 6101757263 and 6101757189. AGMI believes that the bonds will be sufficient to satisfy the Class 44 claim in full. To the extent that the bonds are sufficient to pay the allowed claims of the Class 44 Claimant in full, the Class 44 Claimant is unimpaired. To the extent that the bonds are insufficient to pay the allowed claims of the Class 44 Claimant in full, the deficiency claims shall be treated as a Class 49 unsecured claim.

     3.4  Class 46.  Unimpaired Secured Claims of Norwest Bank. Class 46 is
          ---------  ------------------------------------------
comprised of Allowed Secured Claims of Norwest Bank of Colorado which issued a letter of credit in the amount of $750,000 secured by a Certificate of Deposit for the benefit of United Fire Insurance Company. The value of the Certificate of Deposit securing the claims of the Class 46 creditor is $750,000. The letter of credit has been called and the Class 46 creditor has applied the Certificate of Deposit to the outstanding balance. AGMI believes that the rights and obligations of the Class 46 creditor have been satisfied in full. The Class 46 Claimant and the Debtor shall retain all rights, without modification, under the related documents. The Class 46 Claimant is unimpaired and any allowed claim shall be paid out of the collateral held by the Class 46 claimants under the terms of the agreements. The value of the collateral securing the Class 46 claim is $750,000.

                                  ARTICLE IV

                  TREATMENT OF CLAIMS IMPAIRED UNDER THE PLAN
                  -------------------------------------------

     4.1  Class 41.   Allowed Secured and Unsecured Tax Claims pursuant to 11
          --------    -------------------------------------------------------
U.S.C. (S) 507(a)(8). Class 41 is comprised of Allowed Secured and Unsecured Tax
----------------------
Claims under U.S.C. (S)507(a)(8) excluding claims for penalties not related to actual pecuniary loss. The treatment of Class 41 tax claims shall be subject to the stipulation between AGMI and Eureka County, Nevada, set forth herein.

     Secured Tax Claims  The Class 41 claimants shall retain their prepetition
     ------------------
liens, if any, on property of the Reorganized AGMI pending payment in full of the Class 41 secured claims. The Class 41 claimants with secured claims shall be paid from the proceeds of the sale, joint venture or other agreement related to the collateral subject to the liens held by the Class 41 creditors the assets secured by the liens within four years after the date of assessment or the Class 41 claimants shall be released from the injunction entered upon Confirmation and shall have the right to pursue its rights and remedies arising from its prepetition liens under state law.

     Unsecured Tax Claims  The Class 41 claimants shall receive 100% of their
     --------------------
unsecured priority claims with interest at 8% per annum. The Class 41 unsecured claims shall be paid in full through annual installments within six years from the date of assessment. Payments to the Class 41 claimants on account of unsecured claims shall commence within fifteen days after the close of the first annual anniversary of the Effective Date of the AGMI Plan.

     Stipulated Treatment of Claims of Eureka County, Nevada Any sales proceeds
     -------------------------------------------------------
from the sale of property of the Reorganized AGMI shall be placed in escrow up to the maximum amount of the pre-petition and administrative claims asserted by Eureka County, pending final resolution of the allowance of the Eureka County property tax claims. The funds in escrow shall be subject to Eureka County's tax liens. AGMI shall pay Eureka County's allowed tax claims from the escrow account up to the amount of funds held in such escrow account within ten days after entry of a Final Order determining the allowance of such property tax claims. No other administrative claims shall be paid out of the escrowed funds until Eureka County's allowed administrative tax claim for the year 1999-2000 shall be paid in full. Nothing in the Plan affects Eureka County's right to enforce its post-petition property tax claims.

     Claims for penalties not related to actual pecuniary loss shall be treated under Class 51. The allowed amount of any Class 41 claim shall be subject to determination under Section 505 of the Bankruptcy Code. The Debtor shall file any requests for determination under Section 505 within sixty days of the Effective Date of the Plan. Any disputed portion of a Class 41 Claim shall be treated as a Contested Claim in accordance with the provisions of Article X of this Plan.

     4.2  Class 43.  Claims of Gerald E.  Davis  Class 43 is comprised of the
          ---------  --------------------------
claims of Davis which arise under the terms of the Settlement Agreement dated July 9, 1999 between the parties resolving the disputes and claims between Davis and Atlas raised in the Chapter 11 proceeding and in Adversary Case No. 99-1122 MSK captioned Atlas Corporation, Atlas Gold Mining Inc., and Atlas Precious Metals, Inc. v. Gerald E. Davis. The claims of Davis shall also be treated as a Class 13 claim under the Atlas Plan and a Class 29 claim under the APMI Plan. Davis shall be granted a security interest by Atlas AGMI and APMI in the Davis Collateral at Gold Bar described herein to the extent of $60,000. The security interest granted to Davis shall be subordinate to the Class 41 tax claims of Eureka County and any administrative expenses. If the collateral securing the claims of the Class 43 creditor has not been sold within five years after the Effective Date for a value sufficient to pay the Allowed Secured Claims held by the Class 43 creditor, the injunction shall be lifted as provided herein at paragraph 6.4.

     4.3  Class 45a.  Allowed Secured Claims of ACSTAR.  The Class 45a claims
          ----------  ---------------------------------
are comprised of the Allowed Secured Claims of ACSTAR which are secured by certain letters of credit in the aggregate amount of $5,425,000 plus the Escrow Fund. The ACSTAR Allowed Secured Claims are based upon the ACSTAR Bonds and ACSTAR Moab Bond in the aggregate amount of $8,290,000 to secure Moab Cleanup Obligations and Other Cleanup Obligations including the cleanup obligations
owing to the Class 45 claimant under the AGMI Plan.   ACSTAR's secured claims
against Atlas, AGMI and APMI are cross collateralized. ACSTAR has drawn on the letters of credit and is entitled to use the proceeds therefrom in order to pay the Class 4 creditors under the Atlas Plan and to reimburse itself for the actual amount incurred under the ACSTAR Bonds for Other Cleanup Obligations including the cleanup obligations owing to the Class 45 claimant under the APMI Plan, and its unpaid fees and expenses. Furthermore, any amount remaining from the Escrow Fund may be used by ACSTAR for the same purposes. To the extent any funds remain from the Escrow Fund after satisfaction of the Other Cleanup Obligations secured by the ACSTAR Bonds and any unpaid fees and expenses ACSTAR has incurred on said Bonds, such funds shall be remitted to the Reorganized Atlas. ACSTAR shall retain its rights under the escrow agreement. The foregoing treatment shall constitute satisfaction in full of the Class 45a Allowed Secured Claim.

     4.4  Class 45b.  Impaired Unsecured and Administrative Claims of ACSTAR.
          ----------  -------------------------------------------------------
The Class 45(b) claim is comprised of the unsecured deficiency claim which ACSTAR has for the Other Cleanup Obligations which it has to pay, and unpaid fees and expenses in excess of its Class 45(a) Allowed Secured Claim, which claim shall not exceed $500,000. Any claim by ACSTAR that its claims are entitled to treatment as a Class 40 Administrative Expense, under any theory, and any potential claim against ARISUR, shall be waived and released. For purposes of voting and feasibility the Class 45(b) claim shall be estimated at $500,000. ACSTAR's unsecured claims against Atlas, AGMI and APMI shall collectively not exceed $500,000. The claims shall be allocated among the estates based upon actual damage, with the claim applied first to AGMI, then to APMI and then to Atlas. The actual amount of the Class 45(b) monetary claim allowed against AGMI shall be paid as a Class 49 Allowed Unsecured Claim. On the later of Effective Date of the AGMI Plan or at such time as the Class 45(b) creditors claim is actually determined, it shall receive in full satisfaction of its claim a monetary claims equal to the actual amount expended for Other Cleanup Obligations, plus fees and expenses, not to exceed $500,000, which shall be treated as a Class 49 unsecured claim and shall receive shares representing its pro rata share (determined with respect to Class 49 and 50 claimants) of the outstanding common stock of the Reorganized AGMI; provided that distributions to the Class 45(b) creditor shall be held by a mutually acceptable escrow agent pending determination of ACSTAR's responsibility for the Other Cleanup Obligations. If Bonds #5659, #5660 and #5661 for the Gold Bar property are terminated without being called and/or there is no unsecured deficiency, the Allowed Class 45(b) claim shall be $0 and the shares which are being held in escrow shall remain treasury stock.

     4.5  Class 47.  Impaired Secured Claims of United States Fire Insurance
          ---------  -------------------------------------------------------
Company.  Class 47 is comprised of the Allowed secured claims of United States
--------
Fire Insurance Company which issued Bond Numbers 6101757263 and 6101757189 which were secured by a letter of credit to secure the Debtor's cleanup obligations at the Gold Bar property. The Class 47 Claimant has called the letter of credit. The Class 47 claimant and the Debtor shall retain all rights, without modification, under Bond Numbers 6101757263 and 6101757189 and the proceeds from the letter of credit. Demand has not been made upon the Bonds, and therefore the claims of the Class 47 creditor are contingent. To the extent that the Bonds are called and the proceeds of the letter of credit are insufficient to pay the allowed claims of the Class 47 Claimant in full, the Class 47 claims are impaired and the deficiency claims shall be treated as a Class 49 unsecured claim.

     4.6  Class 48.  Administrative Convenience Class.  Class 48 is comprised of
          ---------  --------------------------------
the claims of unsecured creditors with allowed claims of $1,000 or less and unsecured creditors holding claims in excess of $1,000 electing to accept $1,000 in full payment of their claims. The Class 48 claims shall be paid in full without interest on the Effective Date. Creditors wishing to elect to have their claim treated under Class 48 shall make an election in writing to be received by undersigned counsel for the Debtor on or before the due date for tendering ballots to this Plan.

     4.7  Class 49.  Allowed Unsecured Claims.   Class 49 is comprised of the
          ---------  -------------------------
Allowed Unsecured Claims against AGMI. The Allowed Class 49 creditors shall receive:

     (A) Their pro rata share of the proceeds of from the sale or joint venture of AGMI's interests in the Gold Bar after payment of costs of sale and after satisfaction of the Allowed Class 40, 41 and 43 Claims. The funds shall be distributed on a Pro Rata basis between the Allowed Claims of the Class 49 and 50 creditors who for shall be treated as one class.

     (B) Their pro rata share of the common stock to be issued by the Reorganized AGMI. The stock shall be distributed on a Pro Rata basis between the Allowed Claims of the Class 49 and 50 creditors. For purposes of this distribution, the Class 49 and 50 Creditors shall be treated as one class.

     (C) The Class 49 and 50 claims shall bear interest at the rate of 8 percent per annum from the Effective Date. Interest shall be payable only if the proceeds of the sale as provided in (A) above are sufficient to pay the Allowed Class 49 and 50 claims in full.

     4.8  Class 50.  Claims Held by APMI.   Class 50 is comprised of the claims
          ---------  --------------------
held by APMI other than its claims as an interest holder treated under Class 53. Class 50 claims arise from an inter-company payable for cash advanced to AGMI. The allowed claim of AGMI under the Atlas Plan shall first be offset against AGMI's obligations to APMI which will reduce the accounts receivable owed by APMI to Atlas. The net Allowed Class 50 Claim shall be treated on a Pro Rata basis with the Class 49 creditors and shall its pro rata share of the distributions of proceeds of sale of AGMI's interest in the Gold Bar property and stock issued by the Reorganized AGMI.

     4.9  Class 51.  Claims Held by Any Taxing Authority for Penalties Not
          ---------  -----------------------------------------------------
Related to Actual Pecuniary Loss.   The Class 51 Claims are comprised of any
---------------------------------
penalty claims held by any taxing authority which are not related to actual pecuniary loss. The allowed Class 51 claims shall be treated and paid as Class 49 general unsecured claims except the Class 51 claims shall not share in any distribution of stock of the Reorganized Atlas.

     4.10  Class 52.  Late Filed Claims.  Class 52 is comprised of all late
           ---------  ------------------
filed claims against AGMI. The Class 52 claims shall be disallowed and shall receive no distribution under the AGMI Plan unless and until the Class 49 and 50 claims have been paid in full with interest at 8 percent per annum.

     4.11  Class 53.  Interests of APMI.  Class 53 is comprised of the interests
           ---------  ------------------
of APMI which holds one-hundred percent of the stock of AGMI. The interests of the Class 53 interest holder shall be voided. The Class 53 Interest Holder shall receive no distributions on account of its interests unless and until the Class 49, and 50 claims have been paid in full with interest at 8% per annum.

                                   ARTICLE V

                         DEFAULT AND PLAN MODIFICATION
                         -----------------------------

     5.1 In the event of any default by the Reorganized AGMI of any payment to any class of claimants arising under the terms of the AGMI Plan, the Reorganized AGMI shall have thirty (30) days within which to cure any default in payments due under this Plan after the date of issuance of written notice from any claim holder. Written notice shall be provided to the Reorganized AGMI and to Debtor's counsel. The notice to Debtor's counsel shall be served upon Sender & Wasserman, P.C., 1999 Broadway, Suite 2305, Denver, Colorado 80202, unless written notice of substitution of legal counsel is served upon the claim holder at least fifteen (15) days prior to the date notice is sent.

     5.2 In the event that the Reorganized AGMI fails to cure any default in the requirements to make payment under the Plan, within forty-five days from the date that written notice is sent in compliance with paragraph 5.1, the Reorganized AGMI shall be in default under the terms of the Plan.

     5.3 At any time after Confirmation of the Plan but before substantial consummation of the Plan, the Plan may be modified upon the request of the Reorganized AGMI, after notice and a hearing, only to the extent allowed by 11 U.S.C. (S) 1127.

                                  ARTICLE VI

            MEANS FOR THE IMPLEMENTATION AND EXECUTION OF THE PLAN
            ------------------------------------------------------

     6.1 On or about the Effective Date, all assets of AGMI shall be transferred to the Reorganized AGMI free and clear of all liens, claims, and interests of creditors, equity holders, and other parties in interest, except as otherwise provided herein. Specifically, the assets shall be transferred subject to the stipulated treatment and liens held by Eureka County, Nevada, the Class 43 secured creditor and any Class 41 creditor with perfected liens. The Class 44, 45(a) 46 and 47 creditors shall retain the collateral securing their claims. The Reorganized AGMI shall not, except as otherwise provided in this Plan, be liable to repay any debts which accrued prior to the Confirmation Date. Except as provided in this AGMI Plan, on the Confirmation Date AGMI shall be granted a discharge under 11 U.S.C. (S) 1141.

     6.2 On the Effective Date, AGMI shall begin implementing its Plan of Reorganization pursuant to the terms for each class of claimants set forth above under III and IV above. All payments under the AGMI Plan shall come from the cash held by the Reorganized AGMI or proceeds of the sale of its interests in the Gold Bar property after costs of sale. The Class 40 administrative expenses may be paid from advances by the Reorganized Atlas.

     6.3 The Reorganized AGMI shall distribute the proceeds from the sale, joint venture or other agreement compensating AGMI for its interests in the Gold Bar property, after payment of costs, in order of priority as established in Sections III and IV above within fifteen days after the close of the calendar quarter in which the proceeds were received.

     6.4 Subject to the terms of the Stipulated Treatment of the Claims of Eureka County, Nevada, if the Allowed Secured Claims secured by AGMI's interests in the Gold Bar property has not been satisfied through the sale, joint venture, exploration agreement or other agreement with respect to the property, by the five year anniversary of the Effective Date, the injunction precluding action against AGMI and its assets shall be lifted as of the first business day after the five year anniversary of the Effective Date and the holders of Allowed Secured Claims shall be entitled to pursue their state court remedies against the collateral securing their claims.

     6.5 The stock to be issued by the Reorganized AGMI to the Allowed Claims of the Class 49 and 50 creditors shall be issued within 90 days after the Effective Date. In determining the Pro Rata share to be distributed to Contested Claims under Article X, the shares shall be reserved as if the Contested Claims were allowed in full and held by the Reorganized AGMI pending resolution of the dispute. If AGMI' objections to the claims are sustained by Final Order, the shares shall not be issued.

     6.6 The Reorganized AGMI may pursue any claims or recovery actions held by AGMI, including but not limited to recovery under 11 U.S.C. (S)(S)544, 547, 548 and 549. The Reorganized AGMI may abandon any claim AGMI has against any third party if it determines that the claim is burdensome or of inconsequential value and benefit. The Reorganized AGMI is authorized to employ counsel to represent AGMI in the litigation or any cause of action or claims held by AGMI.

     6.7 All funds held by the Reorganized AGMI for distribution under the AGMI Plan shall be held in accounts which meet the insurance and guaranty requirements 11 U.S.C. (S)345(b).

     6.8 Following the Effective Date, the Reorganized AGMI may compromise objections to Claims or causes of action referred to in this AGMI Plan without notice and hearing for claims or causes of action asserted in the original amount of $5,000 or less. Settlements or compromises of any claims or causes of action asserted in the amount of $5,000 or more shall be subject to notice and an opportunity for hearing under the provisions after notice in compliance with the Local Rules of Bankruptcy Procedure.

     6.9 After the Effective Date, the Reorganized AGMI exercising its business judgment may sell, operate or abandon any of its assets.

     6.10 AGMI shall receive a discharge only to the extent permitted by 11 U.S.C. (S) 1141 and AGMI shall be entitled to seek injunctive relief from the Court, if necessary, to enforce any and all provisions of the Plan.

                                  ARTICLE VII

                                   CRAM DOWN
                                   ---------

     7.1 If all of the applicable requirements for confirmation of the AGMI Plan are met as set forth in 11 U.S.C. (S) 1129(a)(1)-(11) except Subparagraph
(8), AGMI (subject to the acceptance of the AGMI Plan by at least one class which is impaired) hereby requests the Court confirm the AGMI Plan pursuant to 11 U.S.C. (S) 1129(b), notwithstanding the requirements of Subparagraph (8), as the AGMI Plan is fair and equitable and does not discriminate unfairly with respect to any dissenting, impaired class.

                                 ARTICLE VIII

                                 GENERAL PROVISIONS
                                 ------------------

     8.1 The Reorganized AGMI shall be vested with ownership to all property of AGMI upon the Effective Date, subject to the provisions of this Plan.

     8.2 The payment of Allowed Administrative Claims and Allowed Secured Claims shall be in exchange for all claims against AGMI and the Reorganized AGMI and shall constitute full settlement, release, discharge, and satisfaction of all such claims against AGMI and the Reorganized AGMI.

     8.3 Nothing herein contained shall prevent AGMI from taking any action as may be necessary to the enforcement of any cause of action which may exist on behalf of AGMI and which may not have been enforced or prosecuted by AGMI prior to the Effective Date.

     8.4 AGMI reserves the right to modify the Plan prior to the Confirmation, and thereafter to modify the Plan in accordance with 11 U.S.C. (S) 1127(b) and
(P) 5.2 hereunder.

     8.5 AGMI reserves the right to reopen the Chapter 11 case after Confirmation and dismissal for the purposes set forth in Article XII.

     8.6 To the extent that the provisions of the Disclosure Statement are inconsistent with the provisions of this Plan, the provisions of this Plan shall control.

     8.7 AGMI' obligation to pay the quarterly fees owing to the Office of the United States Trustee pursuant to 28 U.S.C. (S)1930(a)(6) is a continuing obligation which does not terminate until the Bankruptcy Case is dismissed or converted.

                                 ARTICLE IX

         PROVISION FOR ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS
         ------------------------------------------------------------

     9.1 All unexpired leases and executory contracts between AGMI and any other party which have not prior to the Effective Date of the AGMI Plan been affirmatively assumed by AGMI by the filing of an appropriate motion are hereby rejected.

                                   ARTICLE X

                       PROVISION AS TO CONTESTED CLAIMS
                       --------------------------------

     10.1 AGMI or the Reorganized AGMI may, at any time within ninety (90) days after the Effective Date file an objection to any claim which in its opinion should be objected to as improper, in whole or in part, regardless of whether the claim was scheduled as disputed, contingent or unliquidated. AGMI may further designate claims held by creditors against whom they believe actions may be brought under Sections 544, 547, 548 or 549 of the Bankruptcy Code as Contested Claims by sending notice in writing to the Claimant within sixty (60) days after the Effective Date.

     Upon the filing of such objection or service of said written notice, such claim shall be considered a Contested Claim, and any cash or other instruments or property otherwise distributable to such creditor under this AGMI Plan shall be held by AGMI in escrow until final disposition of the objection to the claim either by settlement or entry of a Final Order. If the claim is only contested in part, payment shall be made to the claimant on the uncontested portion under the provisions of Article IV and the balance shall be treated as a Contested Claim under the provisions of Article X. If the objection is overruled or denied, in whole or in part, or the claim is allowed by stipulation of AGMI and the claimant, such claimant shall receive the amount of cash or property provided in this AGMI Plan to the extent of the amount of the claim finally allowed, including back installments.

     10.2 From and after the Effective Date, the Reorganized AGMI shall reserve and hold for the benefit of each holder of a Contested Claim cash in an amount equal to the Pro Rata payments which would have been made to the holder of such contested claim if it were an Allowed Claim in an amount equal to the lesser of: (i) the amount of the Contested Claim or (ii) the amount in which the Contested Claim shall be estimated by the Bankruptcy Court pursuant to (S) 502 of the Bankruptcy Code for purposes of allowance, which amount shall constitute and represent the maximum amount in which such claim may ultimately become an Allowed Claim. No payments or distributions shall be made with respect to all or any portion of any Contested Claim pending the entire resolution thereof by Final Order.

                                  ARTICLE XI

         AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS OF DEBTOR
         -----------------------------------------------------------
                           AND STOCK INCENTIVE PLAN
                           ------------------------

     11.1 As may be required, the Articles and Bylaws of AGMI shall be amended on or before the Effective Date to the extent necessary to effectuate the provisions of the AGMI Plan, including but not limited to, reincorporating the Reorganized AGMI under the laws of the State of Colorado, voiding its existing common stock and issuing new common stock in compliance with the provisions of this AGMI Plan. No fractional shares of stock shall be issued.

     11.2  Board of Directors and Annual Shareholders Meeting.

     The current Board of Directors shall serve until the next annual or special meeting of shareholders, called in accordance with the Bylaws. At the annual or special meeting, the shareholders shall elect a new Board of Directors.

                                  ARTICLE XII

                           RETENTION OF JURISDICTION
                           -------------------------

     The Court shall retain jurisdiction over this Chapter 11 case and related core and non-core proceedings, for the following purposes:

     12.1 To hear and determine any and all objections to the allowance of claims or interests.

     12.2 To determine any and all applications for allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Code or the Plan.

     12.3 To hear and determine any and all pending applications for the rejection or assumption, or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which AGMI is party, and to hear and determine any and all claims arising therefrom.

     12.4 To hear and determine any and all applications, adversary proceedings, and contested or litigated matters that may be pending on the Effective Date or that AGMI may bring subsequent to the Effective Date or to which AGMI may be made a party.

     12.5 To consider any modifications of the AGMI Plan, to remedy any defect or omission or reconcile any inconsistency in the AGMI Plan or in the orders of the Bankruptcy Court, including the Order of Confirmation.

     12.6 To hear and determine any request under Fed. R. Bankr. P. 2004 to allow AGMI to complete any pending investigation as to potential assets or liabilities.

     12.7 To hear and determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the AGMI Plan, including any disputes between the plan proponents.

     12.8 To consider and act on the compromise and settlement of any claim or cause of action by or against AGMI.

     12.9 To issue orders in aid of execution of the AGMI Plan as contemplated by (S) 1142 of the Code.

     12.10 To determine such other matters as may be set forth in the Order of Confirmation or which may arise in connection with the Plan or the Order of Confirmation.

     Dated this _____ day of November, 1999.

                                    Respectfully submitted,

                                    DEBTORS:

                                    Atlas Gold Mining Inc.

                                    By:_________________________________________
                                    Richard E. Blubaugh, Vice President



                                    SENDER & WASSERMAN, P.C.


                                    By:_________________________________________
                                     Harvey Sender, #7546
                                     John B. Wasserman, #10011
                                     Bonnie A. Bell, #14923
                                     Daniel J. Garfield, #26054
                                     1999 Broadway, Suite 2305
                                     Denver, Colorado 80202
                                     (303) 296-1999 Telephone
                                     (303) 296-7600 Facsimile
                                     E-mail: sender@sendwass.com

                                    ATTORNEYS FOR DEBTOR